274 Putnam New Value Fund attachment
8/31/05

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended August 31, 2005, Putnam Management has
assumed $19,970 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters



72DD1 (000s omitted)

Class A		6,352
Class B		634
Class C		54

72DD2 (000s omitted)

Class M		92
Class R 	1
Class Y 	1,065

73A1 (000s omitted)

Class A		0.134
Class B		0.020
Class C		0.023

73A2 (000s omitted)

Class M		0.048
Class R 	0.161
Class Y 	0.171

74U1 (000s omitted)

Class A		63,217
Class B		29,319
Class C		3,092

74U2 (000s omitted)

Class M		1,919
Class R 	39
Class Y 	7,020

74V1

Class A		18.43
Class B		18.10
Class C		18.08

74V2

Class M		18.34
Class R 	18.33
Class Y 	18.46